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EXHIBIT 10.21

April 23, 1999

Mr. Graham Marshall
54 Eldred Street
Lexington, MA  02173

Dear Graham,

I am delighted to offer you the position of Vice President, E-Publishing Solutions for Interleaf, Inc. Our company is at a very important juncture. Tremendous opportunities for success are within our sights but there is work to be done. Your credentials and energy are very impressive. I am sure that you will have a positive influence on our results.

THE POSITION
The Vice President, E-Publishing Solutions position is one of the most important officer level positions in our company. You will be responsible for the entire solutions team focusing on e-Publishing, including; sales, pre-sales, marketing, consulting and contract services. Over the next two quarters it is our intent to increase your responsibility to also include the E-Publishing released development team. As a direct report to the Chief Executive Officer, you will also be asked to actively participate in the development of our overall business strategy, interface directly with major customers as well as the Board of Directors and participate on the senior management team.

COMPENSATION PACKAGE
The base salary for the Vice President, Solutions position is $6,154 per pay period (26 per year), and you will participate in an annual incentive compensation pool with total on target annual earnings of $250,000.

Your incentive compensation program is designed to reward you for meeting quarterly and annual performance goals. The incentive compensation program will provide you with a bonus pool of $70,000 upon achievement of mutually agreed to revenue and profit targets, and an escalation bonus should you exceed the target. The quarterly incentive bonus pool will be $12,500 for 100% revenue and profit attainment; for under/over attainment the bonus payment will be made utilizing the formula on the attached Senior Managers Incentive Plan.

In addition to your base and bonus compensation, you will receive a signing loan of $60,000 to be utilized in the following manner:

- $20,000 of the loan will be used for the purchase of Interleaf stock by yourself in the open market during your first ten (10) days of employment. This stock will be yours to hold and keep, but you may not sell prior to a liquidity event, the passage of two years or your departure from the company. We believe that your becoming an immediate equity holder will provide you a stronger leadership stance and ease communication with external constituents. This loan will carry an interest rate of 6% and will be forgiven after 18 months employment with the company.

- The remaining $40,0000 is to be utilized to pay off your current stock purchase loan obligation with your current employer. The term of the loan will be three (3) years and carry an interest rate of 6%. Repayment will be made in three equal annual payments roughly 12, 24 and 36 months from your start date. Interleaf will forgive these loan payments as part of your annual compensation if you attain the following annual plan metrics:


              Period       Achievement of Plan
              ------       -------------------
              Year 1       75% of Plan = 100% of Payment Forgiven

              Year 2       75% of Plan = 70% of Payment Forgiven
                           80% of Plan = 75% of Payment Forgiven
                           90% of Plan = 85% of Payment Forgiven
                           95% of Plan = 90% of Payment Forgiven
                           100% of Plan = 100% of Payment Forgiven



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
              Year 3       75% of Plan = 70% of Payment Forgiven
                           80% of Plan = 75% of Payment Forgiven
                           90% of Plan = 85% of Payment Forgiven
                           95% of Plan = 90% of Payment Forgiven
                          100% of Plan = 100% of Payment Forgiven



EQUITY PARTICIPATION
In addition to your signing bonus, I am delighted to offer you 60,000 stock options. These options will be granted at the next regularly scheduled Board meeting, with an exercise price equal to fair market value of the Common Stock on the date of grant, vesting in four equal annual installments commencing one year from the date of grant. As we discussed, I am fully committed to having you achieve your long-term compensation goals.

BENEFITS PACKAGE
Your compensation will also include participate in our standard corporate benefits program, a summary of which is attached.

I am very much looking forward to your joining our team. I know that you will do an outstanding job in this critical role. Your expected start date is May 1, 1999. Please indicate your acceptance and agreement with the terms of this employment offer by signing below. Again, we look forward to your joining the team.

Sincerely,


/s/ Jaime W. Ellertson
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Jaime W. Ellertson
President and Chief Executive Officer

Accepted:

/s/ Graham Marshall
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Graham Marshall                             Date